EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13D/A (including amendments thereto) with respect to the Common Stock of Lee Enterprises, Incorporated and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, hereby execute this Agreement this second day of February, 2022.

PRAETORIAN CAPITAL FUND LLC
By: Praetorian Capital Management LLC, its investment adviser

By:	/s/ Harris Kupperman
Name: Harris Kupperman
Title: Owner

PRAETORIAN CAPITAL MANAGEMENT LLC

By:	/s/ Harris Kupperman
Name: Harris Kupperman
Title: Owner

HARRIS KUPPERMAN

By:	/s/ Harris Kupperman
Name: Harris Kupperman

MONGOLIA (BARBADOS) CORP

By:	/s/ Genevieve Walkden
Name: Genevieve Walkden
Title: Chief Financial Officer